Exhibit 21.1

List of Subsidiaries of the Registrant

Legal Name of the Subsidiary	Jurisdiction
Wing Inc.	Japan
Bell & Joy Power Partner Inc.	Japan
JOYHANDS WELLNESS Inc.	Japan
Medirom Human Resources Inc.	Japan
SAWAN CO. LTD.	Japan
ZACC Kabushiki Kaisha	Japan